Exhibit 3.41

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
HHI FORMTECH, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of September 30, 2009 of HHI FormTech, LLC, a Delaware limited liability company (the “Company”), is made by HHI FormTech Holdings, LLC, a Delaware limited liability company, its sole and managing member (the “Managing Member” or “Member”).

WHEREAS, the Company was organized as a limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”), on July 21, 2009, and, as of such date, the name of the Company was HHI Powertrain, LLC;

WHEREAS, the Company changed its name to HHI Funding, LLC pursuant to that Certificate of Amendment filed with the Secretary of State of Delaware on August 12, 2009 and Hephaestus Holdings, LLC, a Delaware limited liability company (“Hephaestus Holdings”), the sole member of the Company at that time executed that certain Limited Liability Company Agreement of HHI Funding, LLC dated as of same date (the “Old Agreement”);

WHEREAS, the Company changed its name to HHI FormTech, LLC pursuant to that Certificate of Amendment filed with the Secretary of State of Delaware on September 30, 2009 and Hephaestus Holdings contributed all of the membership interests of the Company it owned to the Managing Member; and

WHEREAS, the Managing Member wishes to amend and restate the Old Agreement and enter into this Agreement to provide for, among other things, the management and operation of the Company and certain other matters.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Managing Member hereby agrees as follows:

ARTICLE I
ORGANIZATION

1.1                               Name and Term. The name of the Company is “HHI FormTech, LLC” or such other name as may be determined from time to time by the Managing Member. The Company shall continue in existence in perpetuity or until earlier terminated and dissolved in accordance with Article IV of this Agreement.

1.2                               Formation of the Company. The Company was formed as a limited liability company under the Act on July 21, 2009. The Member hereby agrees that the person that executed and filed the Certificate of Formation of the Company, and all amendments thereto, was and is an

“authorized person” within the meaning of the Act, and that the Certificate of Formation, as amended and as filed by such authorized person, is the Certificate of Formation of the Company.

1.3                               Registered Office; Registered Agent; Principal Office; Other Offices. The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, or such other agent and/or office (which need not be a place of business of the Company) as the Managing Member may designate from time to time. The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

1.4                               Purposes and Powers. The purpose of the Company shall be to engage in such business activities as may be undertaken by a limited liability company under the Act.

1.5                               Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year.

ARTICLE II
FINANCING; BOOKS

2.1                               Establishment and Determination of Capital Accounts. A “Capital Account” shall be established and maintained for the Member on the books of the Company, and shall be maintained and adjusted appropriately in accordance with the regulations under Section 704(b) of the Internal Revenue Code of 1986 and any successor statute, as amended. The Member shall not be required to make any capital contributions to the Company, and shall not be required to lend any funds to the Company. The Member shall not be paid interest on any capital contribution to the Company or on any part of its Capital Account.

2.2                               Distributions. Except otherwise provided in this Agreement or the Act, the Managing Member shall have full power and discretion to determine when and whether any assets shall be distributed.

2.3                               Maintenance of Books. The Company shall maintain complete and accurate books of account that will accurately reflect all matters relating to its business.

2.4                               Company Funds. Company funds shall be separately identifiable from and not commingled with those of any other person, including the Member.

ARTICLE III
MANAGING MEMBER

3.1                               Management of Business. The name of, notice address for, and number of equity securities of the company (“Units”), held by the Managing Member are set forth in Schedule A attached hereto. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the

Company shall be managed under the direction of, the Managing Member. Except as may otherwise be expressly provided in this Agreement, the Managing Member shall: (a) have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company and (b) possess all power, on behalf of the Company, to do or authorize the Company or to direct the executive officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. The Managing Member shall be entitled to be reimbursed for reasonable, out-of-pocket costs and expenses incurred by it on behalf of the Company.

3.2                               Appointment of Officers. The Managing Member shall have the right to appoint and remove officers of the Company, including a chief executive officer of the Company, to assist with the day-to-day management of the business affairs of the Company. Compensation of all officers shall be fixed by the Managing Member.

3.3                               Fiduciary Duties. In exercising its rights and performing its duties under this Agreement, the Managing Member shall not owe or have any fiduciary or other duties.

3.4                               Indemnification. The Managing Member shall not be liable, responsible or accountable, in damages or otherwise, to the Company for any act performed by the Managing Member with respect to or on behalf of the Company. The Company shall indemnify the Managing Member for any act performed by the Managing Member on behalf of or with respect to the Company, as and to the full extent permitted by the Act. Any repeal or modification of this subsection shall not impair or otherwise affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. This subsection shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition. There shall be a rebuttable presumption that a claimant under this subsection is entitled to such indemnification and the Company shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

ARTICLE IV
DISSOLUTION, LIQUIDATION AND TERMINATION

4.1                               Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision by the Managing Member to dissolve the Company.

4.2                               Liquidation and Termination. On dissolution of the Company, the Managing Member shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The proceeds of the liquidation shall be applied and distributed in the following order:

(a)                                 first, the Managing Member shall pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the Managing Member may reasonably determine); and

(b)                                 second, all remaining assets of the Company shall thereafter be distributed to the Member as soon as practicable.

ARTICLE V
GENERAL PROVISIONS

5.1                               Entire Agreement. This Agreement constitutes the entire agreement and supersedes any prior understandings, agreements or representations, written or oral, to the extent related to the subject matter hereof.

5.2                               Amendment and Waiver. No modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby.

5.3                               Binding Effect. Subject to the restrictions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Member and its heirs, legal representatives and permitted successors and assigns.

5.4                               Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION.

5.5                               No Third Party Rights. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person other than the Member.

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

HHI FORMTECH HOLDINGS, LLC

By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Chief Financial Officer

Signature Page to Amended and Restated Limited Liability Company Agreement

SCHEDULE A

UNITS

NAME	NOTICE ADDRESS	NUMBER OF UNITS
HHI FORMTECH HOLDINGS, LLC	39475 THIRTEEN MILE ROAD, SUITE 105 NOVI, MI 48377	1,000

A-1